                                                                    EXHIBIT 10.8


                            ASSET PURCHASE AGREEMENT


        THIS ASSET PURCHASE AGREEMENT ("Agreement") is made as of May 6, 1999, by and among FREESHOP.COM, INC., a Washington corporation ("Purchaser"), and COMMONSITE, LLC, a California limited liability company ("Seller"), and Alan Bennett, an owner of Seller ("Bennett").

        WHEREAS, Seller owns and operates web-based, electronic commerce businesses known as Catalog Site and Catalog Channel (the "Businesses");

        WHEREAS, Seller desires to sell and assign to Purchaser, and Purchaser desires to purchase and assume from Seller, all of Seller's right, title and interest in substantially all the assets of the Businesses upon the terms and subject to the conditions set forth in this Agreement; and

        WHEREAS, in order to induce Purchaser to enter into the purchase transaction, Bennett is willing to join in the representations and warranties of Seller hereunder and to make certain other covenant;

        NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

        1.1 Definitions. (a) In addition to the terms defined above, the following capitalized terms, as used herein, have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Closing Date" means the date of the Closing.

        "Encumbrance" means any charge, claim, community property interest, condition, equitable or beneficial interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including without limitation restrictions on transfer, receipt of income or exercise of any other attribute of ownership.

        "Marks" means each registered or unregistered trademark, service mark and tradename used by Seller as described in Schedule C.



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

        "Noncompetition Agreement" means the Noncompetition Agreement attached as Exhibit A.

        "Registration Rights Agreement" means the Registration Rights Agreement attached as Exhibit B.

        "Section" means a section or subsection of this Agreement.

        "Software License Agreement" means the Software License Agreement attached hereto as Exhibit C.

                (b) Each of the following terms is defined in the Section below set forth opposite such term:

         Term                                       Section
         ----                                       -------
         Assumed Liabilities                            2.4
         Closing                                        2.9
         Commerce Solution Purchaser                    5.5
         Consideration                                  2.6
         Excluded Assets                                2.3
         Excluded Liabilities                           2.5
         Financial Statements                           3.5
         Holdback Amount                                2.8
         Indemnified Party                             10.3
         Indemnifying Party                            10.3
         Losses                                        10.2
         Merchant Contracts                             2.2
         Purchased Assets                               2.2
         Securities Act                                 3.4
         Shares                                         2.6


        1.2 References. Unless stated otherwise in this Agreement, references in this Agreement to Sections, Schedules and Exhibits are references to Sections of and Schedules and Exhibits attached to this Agreement. Each Schedule to this Agreement is by this reference incorporated into this Agreement.



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                                    ARTICLE 2
                                PURCHASE AND SALE

        2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, the parties agree to consummate the following transactions at the Closing: (a) Seller will sell, transfer and assign to Purchaser, and Purchaser will purchase from Seller, all of the Purchased Assets; and (b) Seller will assign to Purchaser, and Purchaser will assume, and become directly responsible for the performance of all obligations with respect to, the Assumed Liabilities; and (c) Purchaser will pay to Seller the Consideration as provided herein. Notwithstanding the foregoing, Seller will remain obligated to discharge the Excluded Liabilities without any responsibility therefor on the part of Purchaser.

        2.2 Purchased Assets. For purposes hereof, the term "Purchased Assets" means, to the extent not specifically included in the Excluded Assets, all assets, powers and rights held by Seller as of the Closing Date, or in which Seller has a right, title or interest as of the Closing Date, and which are used, were acquired for use or are held for use by Seller primarily in connection with the Businesses, of whatever kind, tangible and intangible, and wherever located, including, without limitation:

                (a) the servers, software, content and data to run the Businesses;

                (b) the URL's shown on Schedule A and all other intellectual property related to the Businesses, including without limitation all Marks.

                (c) the database of registered catalogsite.com newsletter subscribers, including the software system holding the data and third-party licenses for such software;

                (d) the database of users who have ordered catalogs through Catalog Site, including the software system holding the data and third-party licenses for such software;

                (e) all contracts between Catalog Site and its clients (the "Merchant Contracts"), including without limitation those merchants listed in Schedule B, and all accounts receivable arising from the Merchant Contracts;

                (f) all servers, software and other data used in the operation of Catalog Channel;

                (g) all other user lists and other books, records, lists, files and papers, whether in hard copy or electronic format; and

                (h) all goodwill associated with the Businesses or the Purchased Assets.



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        2.3 Excluded Assets. For purposes hereof, the term "Excluded Assets"
means the following rights, properties and assets of Seller which are used, were acquired for use or are held for use by Seller primarily in connection with the Businesses, which shall not be included as part of the Purchased Assets and shall not be conveyed to Purchaser at the Closing:

                (a) all cash;

                (b) all accounts, notes and other receivables except accounts receivable arising from the Merchant Contracts;

                (c) the Commerce Solution affiliate software and intellectual property related thereto;

                (d) affiliate marketing agreements other than with companies identified in Schedule B; and

                (e) contracts with merchants other than the Merchant Contracts.

        2.4 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the time of Closing, to assume only the following liabilities of Seller ("Assumed Liabilities") arising out of the conduct of the Businesses:

                (a) the obligations of Catalog Site under the Merchant
Contracts.

        2.5 Excluded Liabilities. For purposes hereof, the term "Excluded Liabilities" means all liabilities of Seller, whether known or unknown, whether relating to the operation of the Businesses or otherwise, now existing or arising and created by Seller hereafter, except the Assumed Liabilities.

        2.6 Consideration. The consideration (the "Consideration") for the Purchased Assets and for the execution and delivery of the Non-Competition Agreement (Exhibit A hereto) shall be (a) cash in the amount of four hundred forty one thousand dollars ($441,000) ("Cash Portion"), and (b) 132,300 shares of the common stock of Purchaser (the "Shares") to be issued to Seller. The Cash Portion, net of the Holdback Amount, and the Shares shall be delivered to Seller at Closing. Three hundred ninety-one thousand dollars ($391,000) of the Cash Portion is consideration for the Purchased Assets, and Fifty thousand dollars ($50,000) of the Cash Portion is consideration paid for the execution and delivery of the Non-Competition Agreement. The Shares shall be issued in the name of Seller; upon request by Seller, and in compliance with the relevant securities laws, Purchaser shall reissue the Shares to the persons as directed by Seller.

        2.7 Reserved.



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        2.8 Holdback. Purchaser shall retain the sum of $50,000 (the "Holdback
Amount") for a period of 30 days after date (the "Start Date") upon which (i) the Purchased Assets are in the possession of Purchaser at their Seattle offices and (ii) the software, data and other content necessary to run the Businesses have been installed and are performing in a manner substantially similar to the performance of the Businesses as of the date of this Agreement. At such time as the Seller determines that items (i) and (ii) above have occurred, Seller shall notify Purchaser in writing of such fact, stating the date which Seller believes is the Start Date. Within five (5) business days after receipt of Seller's notice, if Purchaser reasonably determines that the Start Date has not yet occurred, Purchaser shall notify Seller in writing of its disagreement and state with specificity the reasons for its disagreement. Thereafter, Seller shall use its best efforts to accomplish items (i) and (ii) above as expeditiously as possible, and again shall notify Purchaser in writing when the Start Date has occurred. Within thirty (30) days after the Start Date, Purchaser shall promptly pay to Seller the Holdback Amount.

        2.9 Closing. Provided that all conditions have been satisfied, and unless the parties agree in writing to an extension, closing (the "Closing") shall occur at a time, date and place mutually agreeable to the parties, but not later than May 7, 1999. Purchaser shall be entitled to sole possession of the Purchased Assets on and after the Closing Date in accordance with the following procedures.

                        A. On or prior to the Closing Date, Purchaser shall
                deliver by wire transfer the Cash Portion (net of the Holdback Amount) of the Purchase Price to the Trust Account of King, Weiser, Bazar & Jacobs ("KWBJ"), and shall deliver by overnight courier a certificate for the Shares to KWBJ at 2049 Century Park East, Suite 900, Los Angeles, California 90067, Attn:
                Michael Allderdice. The Cash Portion (net of the Holdback Amount) and the Shares are to be held by KWBJ for disposition in accordance with this Section 2.9.

                Wire Transfer Information:

                                    Wells Fargo & Co.
                                    2020 Avenue of the Stars, #P138-00
                                    Los Angeles, California 90067

                                    ABA # (or Routing #): 121000248
                                    Account # 0359-222379

                B. KWBJ is authorized to release the Cash Portion (net of the Holdback Amount) and the Shares to Company upon its receipt from Purchaser of written notice that:



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                                    1. Ownership of all of the URL's listed on
                           Schedule A has been transferred to Purchaser via Internic.
                                    2. A copy of all current and archive order
                           bases has been transferred to Purchaser.
                                    3. A copy of all web site databases and
                           content has been transferred to Purchaser.
                                    4. A copy of all source code and
                           documentation for Commerce Solution has been transferred to Purchaser.

                C. Upon delivery of the above-listed items, Purchaser shall notify KWBJ of such fact in writing or by facsimile transmission, signed by Lisa Wolff or an officer of Purchaser.

                D. Purchaser acknowledges that the Cash Portion and the Shares may be transferred to Seller prior to the time that Catalog Site and Catalog Channel are operational at Purchaser's offices in Seattle; that is, the installation and operation of Catalog Site and Catalog Channel are not conditions precedent to the release of the Cash Portion and the Shares to Seller.

                E. Purchaser and Seller shall each indemnify and hold KWBJ harmless from and against any and all claims, loss, damage, or liability (including attorney's fees and costs) arising out of KWBJ's actions or failure to act under this Section 2.9, excepting only its gross negligence or willful misconduct in carrying out the instructions set forth in this Section. KWBJ shall not be responsible for verifying the validity of any signature and may therefor assume that any correspondence received by it was validly signed by the person identified as the signator.

                F. Notwithstanding any other provisions of this Agreement, if KWBJ has not received written authorization to release the Cash Portion (net of the Holdback Amount) and the Shares to Seller within 45 days after KWBJ's receipt of the Cash Portion (net of the Holdback Amount) and the Shares, KWBJ has the absolute right at its election to file an action in interpleader in the Superior Court of Los Angeles County, California, requiring Purchaser and Seller to answer and litigate their several claims and rights among themselves, and to deposit the Cash Portion (net of the Holdback Amount) and the Shares with the clerk of that court. In the event such action is filed, Purchaser and Seller jointly and severally agree to pay KWBJ's costs, expenses and reasonable attorney's fees which are required to file and prosecute such interpleader action, the amount thereof to be fixed and judgment therefor to be rendered by the court. Upon the filing of such action, KWBJ shall be fully released and discharged from all obligations imposed on it by this Section.



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                G. Upon receipt of any conflicting instructions, KWBJ shall take no action in connection with its responsibilities hereunder (other than as set forth at paragraph F above) until non-conflicting instruction are received from both Purchaser and Seller.


                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller and Bennett hereby jointly and severally represent and warrant to Purchaser that:

        3.1 Status of Seller. Seller is a limited liability company, validly existing and in good standing under the laws of the State of California, and has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Seller is not required to qualify to do business in any other state or jurisdiction.

        3.2 Authorization. The execution, delivery and performance by Seller of this Agreement and all other documents and instruments to be delivered by Seller hereunder, and the consummation by Seller of the transactions contemplated hereby, are within the limited liability company powers of Seller and have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by a duly authorized representative of Seller and constitutes a valid and binding agreement of Seller. All other documents and instruments to be delivered by Seller under this Agreement, when executed and delivered, will constitute valid and binding obligations of Seller.

        3.3 Approvals. Neither the execution of this Agreement, the consummation of the sale of the Purchased Assets nor the assumption of the Assumed Liabilities hereunder requires the approval or consent of any governmental body, agency, official or authority having jurisdiction over the Businesses.

        3.4 Investment Representations.

                (a) Seller is aware that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, in reliance on exemptions from such registration. It is understood that reliance by Purchaser on such exemptions is predicated in part upon the truth and accuracy of the statements made by Seller in this Agreement.

                (b) Seller's duly authorized representatives, either alone or with the assistance of Seller's professional advisors, have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of Seller's purchase of the Shares.



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                (c) Seller has sufficient financial resources to be able to bear the risk of Seller's investment in the Shares.

                (d) The duly authorized representatives of Seller have either spoken or met with, or been given reasonable opportunity to speak with or meet with, representatives of Purchaser for the purpose of asking questions of, and receiving answers and information from, such representatives concerning Seller's investment in the Shares.

                (e) Seller is purchasing the Shares for its own account for investment purposes and not with a view toward the sale or distribution of all or any part of such securities. No one other than Seller will have any beneficial interest in the Shares.

                (f) Seller understands that, because the Shares have not been registered under the Securities Act, (i) the Shares have the status of securities acquired in a transaction under Section 4(2) of the Securities Act; and (ii) the Shares cannot be sold unless they are subsequently registered or an exemption from registration is available.

                (g) Seller will in no event sell or distribute all or any part of the Shares unless (i) there is an effective registration statement under the Securities Act and applicable state securities laws covering any such transaction involving such stock, or (ii) Purchaser receives an opinion from Seller's legal counsel, in form acceptable to Purchaser, stating that such transaction is exempt from registration.

                (h) Seller understands that at the present time Rule 144 promulgated under the Securities Act may not be relied upon for the resale or distribution of the Shares because Purchaser does not file the reports or make information about Purchaser publicly available nor is there a public market for the Shares. Moreover, there can be no assurance that Purchaser will in the future file such reports or make publicly available such information, or that a public market for the Shares will develop.

                (i) Seller is an accredited investor under the Securities Act because it is (i) an entity not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000 or (ii) an entity in which all of the equity owners are themselves natural persons who either (A) each had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and a reasonable expectation of reaching the same income level in the current year or (B) each have an individual net worth, or a joint net worth with that person's spouse, in excess of $1,000,000.

        3.5 Financial Statements. Seller has provided Purchaser with true, correct, and complete copies of Seller's income statement and balance sheet for the period ending December 31, 1998, and the interim income statement and balance sheet for the three months ended March 31, 1999 (collectively, "Financial Statements"). To the best of Seller's knowledge, the Financial



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Statements are correct and complete and fairly present the results of operations and financial condition of Seller for the period or as at the date specified, and were prepared on an income tax basis, applied on a consistent basis throughout the periods involved, subject to any comments noted therein. The books of account from which the Financial Statements were prepared accurately reflect all of the items of income and expense, all assets and liabilities, and all accruals of Seller.

        3.6 Liabilities. There are no liabilities or obligations of any nature or of any amount whatsoever, whether accrued or unaccrued, absolute or contingent, liquidated or unliquidated, unmatured, unasserted, potential or otherwise, related to the Purchased Assets or the Businesses except:

                (a) to the extent reflected in the Financial Statements and not already paid or discharged; and

                (b) those that have been or will be incurred in or as a result of the normal and ordinary course of business after March 31, 1999.

        3.7 Litigation. There are no actions, suits, claims, proceedings or investigations pending or, to the best of Seller's knowledge, threatened against or affecting the Purchased Assets or the Businesses at law or in equity or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality. To the best of Seller's knowledge, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action, suit, claim proceeding or investigation. Seller has fully complied with all laws and regulations applicable to the Purchased Assets and the Businesses. There are no awards, decisions, injunctions, judgment, orders, rulings, subpoenas or verdicts entered, issued, made or rendered by any court, administrative agency, governmental body, or arbitrator to which the Purchased Assets or the Businesses are subject.

        3.8 Employee Claims. To the best of Seller's knowledge, no employee of Seller involved in the operations of the Businesses has any claim against Seller, and Seller is not obligated or liable to any such person in any way or for any amounts except compensation due to employees in the ordinary course of business.

        3.9 Taxes.

                (a) Seller has filed with the appropriate governmental authorities all tax and related returns required to be filed by it, and such returns accurately reflect the taxes payable;

                (b) all federal, state, local, county, franchise, sales, use, excise, property, and other taxes which are due and payable have been duly paid;



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                (c) no reserves for unpaid taxes have been set up or are
required on the basis of the facts and in accordance with generally accepted accounting principles, except as reflected in the Financial Statements;

                (d) there are no unpaid assessments or proposed assessments of federal, state or local taxes pending against Seller; and

                (e) there are no federal, state, or local tax audits pending or, to the best of Seller's knowledge, threatened, concerning Seller.

        3.10 Title to Personal Property. Seller owns good and marketable title to all personal property and assets of every type and description purported to be owned or used by it as part of the Businesses, including those properties and assets reflected on its Financial Statements, free and clear of any and all Encumbrances of every kind, nature, and description; and all of Seller's operating assets are in good operating condition and repair, not in need of non-routine maintenance and are adequate and sufficient for the uses to which they are being put and for the continued conduct of the Businesses by Purchaser.

        3.11 Accounts Receivable. All the accounts receivable of Seller reflected in the Financial Statements and to be acquired by Purchaser represent valid obligations arising from sales actually made in the ordinary course of business and have been collected or are good and collectible in the aggregate recorded amounts thereof (less the reasonable amount for doubtful accounts as reflected in the Financial Statements) and can reasonably be anticipated to be paid in full, without set off, within 90 days after the day on which it first becomes due.

        3.12 Intellectual Properties.

                (a) Seller has no patents or patent rights, and requires no such rights in connection with the conduct of its business as presently conducted. To the best of Seller's knowledge, Seller is not infringing or otherwise acting adversely to the right of any person under or in respect to any patent or patent rights.

                (b) Schedule C contains a complete and accurate list of all Marks owned or claimed by Seller and material to its business as presently conducted. Seller is the owner of all right, title, and interest in and to each of these Marks, free and clear of all Encumbrances or other adverse claims. To the best of Seller's knowledge, none of the Marks infringe or violate any trademark, service mark, tradename or other proprietary right of any other person. Seller does not license any of the Marks from any third party. The Marks constitute all those necessary for the operation of Seller's business as currently conducted.



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        3.13 Employees and Benefits. Seller is not a party to any pension or other employee benefit plan and has no outstanding withdrawal liability (or other obligation) with respect to any such plan; is not a party to any collective bargaining or union agreement; and has no written or oral employment agreements with any of its employees. Seller has timely paid all withholding, FICA, and other taxes required to be paid on behalf of its employees.

        3.14 Employment Practices. To the best of Seller's knowledge, Seller has been and is in compliance with all federal or state law respecting employment or employment practices, including without limitation terms and conditions of employment, wages and hours, equal employment opportunity, non-discrimination, immigration, collective bargaining and occupation safety and health.

        3.15 Brokers. Except for Dan Ambrose of DeSilva & Phillips, Inc., Seller has not employed any broker, finder, or agent, or otherwise become in any way obligated for any broker's, finder's or agent's (or similar) fee with respect to the transaction contemplated by this Agreement.

        3.16 Insurance. Seller is adequately insured with respect to all risks normally insured against by companies similarly situated. Seller has paid all premiums and otherwise performed all its obligations under all its insurance policies and will keep all such insurance policies in full force and effect through the Closing Date.

        3.17 Absence of Certain Events, Circumstances, Etc. Since March 31, 1999, Seller has conducted the Businesses only in the ordinary course and there has not been any material adverse change in the Businesses or in the assets, properties, prospects or condition of the Businesses, and no event has occurred or circumstances exists that may result in such a material adverse change, and Seller has not:

                (a) incurred any obligation or liability related to the Businesses, whether absolute or contingent, except obligations and liabilities incurred in the ordinary course of Seller's business;

                (b) discharged or satisfied any Encumbrance or paid any obligation or liability related to the Businesses, whether absolute or contingent, other than current liabilities having become due and payable since that date in the ordinary course;

                (c) sold or transferred any of its tangible or intangible assets or properties or cancelled any debts or claims related to the Businesses, except, in each case, in the ordinary course;

                (d) sold, assigned, or transferred any Mark;



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                (e) suffered any losses that would have a materially adverse effect on the business or financial condition of the Businesses or waived any rights of substantial value;

                (f) suffered any loss, damage, or destruction to any of its properties due to fire or other casualty whether or not insured, which loss, damage, or destruction materially and adversely affects its business, properties or operations;

                (g) mortgaged, pledged, or subjected to any Encumbrance any of its tangible or intangible assets related to the Businesses, except the lien of current personal property taxes not yet due and payable; or

                (h) conducted the Businesses otherwise than in their ordinary, normal and usual manner.

        3.18 Disclosure.

                (a) No representation or warranty of Seller and/or Bennett in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading; and

                (b) No notice given pursuant to Section 5.3 will contain any untrue statement or omit to state a material fact necessary to make the statement therein or in this Agreement, in light of the circumstances in which they were made, not misleading.


                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Seller that:

        4.1 Organization and Existence. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington and has all corporate powers required to carry on its business as now conducted.

        4.2 Corporate Authorization. The execution, delivery and performance by Purchaser of this Agreement and all other documents and instruments to be delivered by Purchaser hereunder, and the consummation by Purchaser of the transactions contemplated hereby, are within the corporate powers of Purchaser and have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by a duly authorized officer of Purchaser and constitutes a valid and binding agreement of Purchaser. All other documents and instruments to be delivered by Purchaser under this



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

Agreement, when executed and delivered, will constitute valid and binding obligations of Purchaser.

        4.3 Governmental Authorization. The execution, delivery and performance by Purchaser of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

        4.4 Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement do not and will not (a) contravene or conflict with the articles of incorporation or bylaws of Purchaser or (b) to the knowledge of Purchaser contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon Purchaser.

        4.5 Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Purchaser, threatened against or affecting, Purchaser before any court or arbitrator or any governmental body, agency or official which in any matter challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.


                                    ARTICLE 5
                               COVENANTS OF SELLER

        Seller agrees that:

        5.1 Conduct of the Businesses. Except as Purchaser otherwise expressly agrees in writing, Seller covenants that, prior to the Closing Date, Seller will:

                (a) conduct the Businesses only in the ordinary and usual course, without material change in the nature of its operations, and not otherwise sell, mortgage, lease or dispose of any portion of its assets or acquire any property or assets;

                (b) not incur any debts, liabilities or contract obligations related to the Businesses, except in the ordinary course or with the prior approval of Purchaser, which involve total consideration in excess of $5,000 and cannot be canceled by Seller on 30 days' notice;

                (c) not do or cause to be done anything that would cause any representation or warranty to be untrue or inaccurate if made at the time, except as otherwise permitted by this Agreement;

                (d) maintain the Purchased Assets, and the insurance with respect thereto, in accordance with good business practice;



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                (e) make no change with respect to management or supervisory personnel or its auditors or other major consultants;

                (f) use its best efforts to preserve its business organization intact, keep available the services of its present management, and preserve the goodwill of its suppliers, customers, and others having business relationships with it; and

                (g) permit no increase in the compensation payable or to become payable by it to any of its employees or consultants, or other employees except as required under Seller's established policies and consistent with past practice.

        5.2 Access to Information. During the period from the date hereof to the Closing Date, Purchaser and its duly authorized representatives shall have full and free access to the offices, records, files, and books of account of Seller related to the Businesses; provided, however, that such access shall not unreasonably interfere with Seller's normal operations and employee relationships. Purchaser and its representatives shall treat all information obtained from such access and not otherwise in the public domain as confidential, and if this transaction does not close, Purchaser shall return all books, records and documents made available to it.

        5.3 Notices of Certain Events. Between the date of this Agreement and the Closing Date, Seller will promptly notify Purchaser in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any representation or warranty had such representation or warranty been made as of the time of occurrence or delivery of such fact or condition.

        5.4 Employee Matters. Seller will be responsible for accrued wages, vacation, pension, termination pay and all benefits (including all matters related to COBRA rights) arising from Seller's employment or termination of all personnel involved with the Businesses.

        5.5 Future Prohibition. If Seller, within twelve (12) months after the date of this Agreement, sells the assets that comprise its Commerce Solution business, Seller will require that the purchaser of such assets (the "Commerce Solution Purchaser") agree at the time of such purchase that the Commerce Solution Purchaser will not, for a period which will terminate on the first anniversary of the date of this Agreement, sell or license the Commerce Solution software to a buyer in the same type of business as FreeShop.com, Catalog Site or Catalog Channel. Purchaser acknowledges that Seller will sell or license the Commerce Solution software for use in e-commerce activity that might involve the aggregation of multiple merchants and products, and that such sale or license will not be a breach of this Agreement.

        5.6 Post-Closing Assistance. Seller shall use it best efforts to make available to Purchaser the developer services of David Milby for a period of one week after Closing at no cost to Purchaser for the purpose of establishing the Business at Purchaser's offices in Seattle. The one week period shall commence on a date selected by Buyer, but not later than thirty (30) days after the date hereof. Seller shall be responsible to pay the airfare and living expenses of one trip to Seattle by Milby. Thereafter, and for a period of 12 weeks after Closing, Seller shall use its best efforts to make available to Purchaser the services of Milby for up to 10 hours per week at a cost of $50 per hour, plus travel and living expenses, if required. Seller is not aware of any reason why Milby would not be available to perform these services.


                                    ARTICLE 6
                             COVENANTS OF PURCHASER

        Purchaser agrees that:

        6.1 Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Purchaser will hold all confidential documents and information concerning Seller furnished to Purchaser in connection with the transactions contemplated by this Agreement in confidence, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Purchaser, (ii) in the public domain through no fault of Purchaser or (iii) later lawfully acquired by Purchaser from sources other than Seller; provided that Purchaser may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Purchaser of the confidential nature of such information and are directed by Purchaser to treat such information confidentially. The obligation of Purchaser to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Purchaser will cause its officers, directors, employees, accountants, counsel, consultants, advisors, auditors and agents to, destroy or deliver to Seller, upon written request, all documents and other materials, and all copies thereof, obtained by Purchaser or on its behalf from Seller in connection with this Agreement that are subject to such confidence.


                                    ARTICLE 7
                            COVENANTS OF BOTH PARTIES

        The parties hereto agree that:

        7.1 Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party will use its best efforts (exclusive of litigation) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Without limitation, Seller shall transfer the Purchased Assets to Purchaser's Seattle offices and provide education and training to Purchaser in the operation of such Purchased Assets prior to Closing. Seller and Purchaser each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Purchaser good and marketable title to the Purchased Assets.

        7.2 Certain Filings. Seller and Purchaser shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

        7.3 Confidentiality of Agreement. Seller and Purchaser will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold the terms of this Agreement in confidence, unless compelled to disclose such terms by judicial or administrative process or by other requirements of law.


                                    ARTICLE 8
                                   TAX MATTERS

        8.1 Tax Cooperation; Allocation of Taxes.

                (a) Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Businesses as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return. Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Businesses and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.1(a).

                (b) All personal property taxes due payable in 1999 with respect to the Purchased Assets shall be apportioned between Seller and Purchaser as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period. Within 90 days after the Closing, Seller and Purchaser shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.1(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. Thereafter, Seller shall notify Purchaser upon receipt of any bill for personal property taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Purchaser who shall pay the same to the appropriate taxing authority, provided that if such bill covers the Pre-Closing Tax Period, Seller shall also remit prior to the due date of assessment to Purchaser payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. In the event that either Seller or Purchaser shall thereafter make a payment for which it is entitled to reimbursement under this Section 8.1(b), the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within 10 days of delivery of the statement shall bear interest at the rate of 12% per annum (but in no event higher than the maximum legal rate) for each day until paid.

                (c) All transfer, documentary, sales, use and other Taxes assessed upon or with respect to the transfer of the Purchased Assets to Purchaser (exclusive of Taxes imposed upon or measured by Seller's net income or gross receipts) shall be the responsibility of Purchaser.


                                    ARTICLE 9
                              CONDITIONS TO CLOSING

        9.1 Conditions to the Obligations of Each Party. The obligations of Purchaser and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

                (a) no action or proceeding shall have been instituted in which an order has been entered restraining or prohibiting or invalidating the transactions contemplated by this Agreement, or affecting the right of Purchaser to own the Purchased Assets after the Closing Date; and

                (b) all actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been obtained.

        9.2 Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the Closing is subject to the satisfaction of the following further conditions:

                (a) Purchaser shall have completed its due diligence review of Seller, the Businesses and the Purchased Assets, and the results of such review shall be to Purchaser's reasonable satisfaction. As of the date of this Agreement, Purchaser's due diligence review is substantially complete. Purchaser has had full and free access to inspect and audit Seller's books relating to the Business, to observe and inspect the operation of the Business, and to discuss all phases of the Business with Bennett and employees of the Business.

                (b) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date;

                (c) The Purchased Assets, including but not limited to all servers and databases, shall have been transferred to Purchaser's Seattle offices and otherwise delivered to the satisfaction of Purchaser;

                (d) The representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such time;

                (e) The Noncompetition Agreement shall have been duly executed by Bennett;

                (f) The Registration Rights Agreement shall have been duly executed by Seller;

                (g) The Software License Agreement shall have been duly executed by Seller; and

                (h) Purchaser shall have received:

                (i) a bill of sale for the Purchased Assets, duly executed by the Seller, in form reasonably satisfactory to Purchaser and its legal counsel; and

                (ii) assignment and assumption agreements for the Merchant Contracts, duly executed by Seller, in form reasonably satisfactory to Purchaser and its legal counsel, and all necessary consents from the other parties to such contracts;

                (iii) such other approvals or documents as Purchaser may reasonably request.

        9.3 Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following conditions:

                (a) Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date;

                (b) The representations and warranties of Purchaser contained in this Agreement and in any certificate or other writing delivered by Purchaser pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such time;

                (c) The Registration Rights Agreement shall have been duly executed by Purchaser;

                (d) The Software License Agreement shall have been duly executed by Purchaser; and

                (e) Seller shall have received:

                        (i) payment of the Consideration, including delivery of the Shares, as provided in Section 2.6;

                        (ii) assignment and assumption agreements for the Merchant Contracts and the Distributor Contracts, duly executed by Purchaser, in form reasonably satisfactory to Seller and its legal counsel, and all necessary consents from the other parties to such contracts; and

                        (iii) such other approvals or documents as Seller may reasonably request.


                                   ARTICLE 10
                            SURVIVAL; INDEMNIFICATION

        10.1 Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for a period of one year. The right to indemnification, payment of damages or other remedy based on such representation and warranties or other covenants and obligations will not be affected by any investigation conducted with respect to any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages or other remedy based on such representation, warranties, covenants and obligations.

        10.2 Indemnification.

                (a) Seller and Bennett each hereby agrees to indemnify Purchaser against and agrees to hold it harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "Losses") incurred or suffered by Purchaser in any way related to or arising out of (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Seller pursuant to this Agreement, or (ii) Seller's ownership of the Purchased Assets or operation of the Businesses prior to the Closing Date.

                (b) Purchaser hereby indemnifies Seller and Bennett against and agrees to hold each of them harmless from any and all Losses incurred or suffered by Seller or Bennett in any way related to or arising out of (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Purchaser pursuant to this Agreement or (ii) Purchaser's ownership of the Purchased Assets or operation of the Businesses on or after the Closing Date.

                (c) In addition to any other legal or equitable remedies available to Purchaser for Seller's and/or Bennett's breach of any representation, warranty, covenant or agreement contained in this Agreement, and in addition to pursuing indemnification rights for Losses covered under Section 10.2(a) above, Purchaser may, as a nonexclusive remedy, offset against the Holdback Amount the amount of any loss that it shall have suffered as a result of such breach or the amount of any Losses for which Purchaser is to be indemnified pursuant to Section 10.2(a) above.

        10.3 Procedures. The party seeking indemnification under Section 10.2 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may, at its own expense, participate in and control the defense of any such suit, action or proceeding; provided, the Indemnifying Party's counsel is reasonably satisfactory to the Indemnified Party and the Indemnifying Party thereafter consults with the Indemnified Party upon the Indemnified Party's reasonable request from time to time with respect to such suit, action or proceeding. The parties shall in any event cooperate in the defense or prosecution of any such suit, action or proceeding. The Indemnifying Party shall not be liable under
Section 10.2 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

                                   ARTICLE 11
                                   TERMINATION

        11.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

                (a) by Purchaser if the results of Purchaser's due diligence review of Seller, the Businesses and the Purchased Assets are not satisfactory to Purchaser in its sole discretion;

                (b) by mutual written agreement of Seller and Purchaser;

                (c) by either Seller or Purchaser if the Closing shall not have been consummated on or before May 7, 1999;

                (d) by either Seller or Purchaser if there shall be any law or regulation that makes the consummation of the transaction contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

                (e) by either Seller or Purchaser, in the event of any material breach by the other party to this Agreement.

        The party desiring to terminate this Agreement shall give promptly notice of such termination to the other party.

        11.2 Effect of Termination. If this Agreement is terminated as permitted by Section 11.1, such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful failure of either party to fulfill a condition to the performance of the obligations of the other party or to perform a covenant of this Agreement or from a willful breach by either party to this Agreement, such party shall be fully liable for any and all Losses incurred or suffered by the other party as a result of such failure or breach. The provisions of Section 12.3 shall survive any termination hereof pursuant to
Section 11.1.

                                   ARTICLE 12
                                  MISCELLANEOUS

        12.1 Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

         if to Purchaser, to:

                  FreeShop.com, Inc.
                  95 South Jackson St., Suite 300
                  Seattle, WA 98104
                  Fax: (206) 441-9661
                  Attn: Timothy Choate, President and CEO

         if to Seller, to:

                  Commonsite, LLC
                  3000 Ocean Park
                  Suite 3010
                  Santa Monica, California 90405
                  Fax: (310) 656-5729
                  Attn:  Alan Bennett


or to such other address as such party shall have designated by notice so given to each other party.

        12.2 Amendments; No Waivers. Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        12.3 Expenses. Except as otherwise specified herein, Purchaser and Seller will each be solely responsible for and bear all of its own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors, incurred at any time in connection with pursuing or consummating this Agreement and the transactions contemplated hereby.

        12.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        12.5 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Washington, without regard to the conflicts of law rules of such state.

        12.6 Consent to Jurisdiction; Attorneys' Fees. For purposes of any litigation arising out of or in connection with this Agreement, the parties hereby consent to the jurisdiction of State and Federal Courts sitting in King County, Washington. In the event of any such litigation, the prevailing party shall be entitled to recover from the other party all of its attorneys' fees and other expenses incurred in connection with such litigation.

        12.7 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

        12.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        12.9 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

        12.10 Severability. Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining portions shall not in any way be affected or impaired thereby.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                               FREESHOP.COM, INC.



                                            By________________________________
                                               Name: Tim Choate
                                               Title: Chief Executive Officer



                                            COMMONSITE, LLC



                                            By_______________________________
                                               Name: Alan Bennett
                                               Title: Chief Executive Officer

                                   SCHEDULE A

                                      URL's


www.catalogsite.com
www.catalogchannel.com
www.apparelcatalogs.com
www.b2bcatalogs.com
www.businesscatalogs.com
www.catalogshop.com
www.funcatalogs.com
www.giftcatalogs.com
www.giftplace.com
www.gardencatalogs.com
www.gourmetcatalogs.com
www.homecatalogs.com
www.recreationcatalogs.com
www.salesite.com
www.saleplace.com
www.sportcatalogs.com

                                   SCHEDULE B

                                    MERCHANTS


A1 Books
American Frame
Cake & Candle Cassettes
Cents Off
Corona Cigar Company
Debonair
Del Sol of Santa Rosa
Edutainco (The Edutainment Catalog)
Eskimo Joe's
Felissimo
Flowers USA
Mobile Office Outfitter
Stash Tea Co.
Walkabout Travel Gear

                                   SCHEDULE C

                                      MARKS



                  Catalog Site
                  The Catalog Site
                  Catalog Channel
                  The Catalog Channel

EXHIBIT A

Noncompetition Agreement

EXHIBIT B

Registration Rights Agreement

EXHIBIT C

Software License Agreement



                                       30